Exhibit 99.1

FOR IMMEDIATE RELEASE

Metals USA, Inc. Stockholders Approve Merger Agreement

October 19, 2005 – HOUSTON, TX – Metals USA, Inc. (NASDAQ: MUSA), announced today that the stockholders of the Company voted to adopt the merger agreement providing for the acquisition of the Company by affiliates of Apollo Management, L.P., a private investment management firm, at a special meeting of the stockholders held today in New York, NY. Approximately 99% of the votes cast at the special meeting voted to adopt the merger agreement.

The proposed merger was announced on May 18, 2005 and is expected to close in the fourth quarter of 2005, pending the satisfaction or waiver of all the closing conditions set forth in the merger agreement. No assurances can be made that such conditions will be met or waivers to these conditions will be obtained. Under the terms of the merger agreement, Company stockholders will receive $22.00 per share in cash, without interest.

About Metals USA

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, specialty metals, and building products markets. For more information, visit the company’s website at www.metalsusa.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s SEC filings, including its Form 10-Ks and 10-Qs, which are on file with the Securities and Exchange Commission for more complete information. Additionally, copies of the Company’s filings with the Securities and Exchange Commission together with press releases and other information investors may find of benefit can be found at the Company’s website at www.metalsusa.com. This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

Contact

Metals USA, Inc.
C. Lourenco Goncalves
713-965-0990